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                                                                    EXHIBIT 23.1


May 12, 1997


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To:  Terra Nova (Bermuda) Holdings Ltd.

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed on or around May 13, 1997 of our report dated February 26, 1997 on our audits of the consolidated financial statements and consolidated financial statement schedules of (a) Terra Nova (Bermuda) Holdings Ltd. as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996, and (b) Terra Nova Insurance Company Limited (the predecessor) for the year ended December 31, 1994 which report is also included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand

CHARTERED ACCOUNTANTS


Hamilton, Bermuda